PROMISSORY NOTE

$330,000                                                         January 3, 1996

     FOR VALUE RECEIVED, MULTI SOLUTIONS, INC., a New Jersey corporation ("Maker"), hereby promises to pay to the order of MULTI SOFT, INC., a New Jersey corporation ("Holder") in lawful money of the United States of America the principal sum of THREE HUNDRED THIRTY THOUSAND DOLLARS ($330,000), which amount shall be due and payable on 1/10/98. Payment may be made in cash or in the form of any other consideration acceptable to Holder.

     This Note evidences the payment of the purchase price for common stock of Holder purchased by Maker, which purchase was made on this date.

     Payment of principal shall be made at 4262 U.S. Route 1, Monmouth Junction, New Jersey 08852 or at such other place as Holder shall direct. Maker may, at its option, prepay the outstanding principal balance thereof, in whole (or in part), without penalty or premium.

     This Note shall be binding upon and inure to the benefit of Maker, Holder and their respective successors and assigns.

     Maker hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

     This Note is made under, and shall be governed by and construed in accordance with the laws of the State of New Jersey. The provisions of this Note are severable and the invalidity or unenforceability of any provision shall not alter or impair the remaining provisions of this Note.

     IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has executed this Note on the date first above written.


                                        MULTI SOLUTIONS, INC.


                                        By: /s/ Charles J. Lombardo
                                           -------------------------------------
                                           CHARLES J. LOMBARDO
                                           Chairman of the Board and
                                           Chief Executive Officer

                                             [Corporate Seal]